Cicero Inc.  Signs Material Agreement with a Fortune 500 Health Care Company

Cicero Selected as the Integration Solution to Improve Agent Effectiveness and
Customer Experience

Cary, NC, July 09, 2008 — Cicero Inc. (BB:CICN), a leading provider of desktop integration and automation solutions, today announced that it has signed a new agreement with a Fortune 500 Health Care Company to deploy Cicero in its contact centers.  Under the terms of the agreement, the Company will use Cicero to integrate applications to streamline agent workflow, increase operational efficiencies, and improve the customer experience.

Cicero’s proven technology provides a framework for rapidly integrating and enabling applications, allowing companies to improve end user productivity and elevate the customer experience.  Cicero automates workflow and provides a cost-effective way to organize diverse business applications within a consistent, task-oriented desktop.  Using Cicero, organizations can quickly integrate and enable business applications such as Software as a Service CRM, Web, Windows, and legacy.  Cicero can also be used to create new composite applications, integrate web services, leverage information from third party applications, and extend the functionality of legacy systems in support of a Service-Oriented Architecture.  Additionally, Cicero allows you to consolidate data, streamline business processes, enforce rules and compliance, and add additional functionality such as single sign-on without having to purchase new applications.

“Cicero is ideal for organizations that need to rapidly integrate applications even if they do not host them on site,” stated John Broderick, CEO of Cicero Inc.  “Our Cicero Studio toolset allows companies to integrate their applications quickly and make changes to address business requirements throughout the enterprise without expensive, long-term service contracts.  We are excited that this major Health Care Company has selected Cicero as their integration platform and look forward to working with them to improve service delivery.”

About Cicero Inc.
Cicero Inc. provides software integration solutions for contact centers and the enterprise.  Cicero solutions align underlying technology with business processes, streamline user interactions, improve total productivity, assure completeness and compliance, reduce turnover, and raise knowledge-worker morale and effectiveness.

Patented Cicero technology quickly and non-invasively integrates disparate applications on the desktop.   Cicero integration produces results in weeks, and ROI can be achieved in months. Cicero commits to results which are impossible for invasive, server-side strategies and technologies.  Cicero’s technology serves more than 50,000 knowledge workers at Merrill Lynch, Nationwide Financial, and others large and small. In one recent implementation, Cicero integrated eight applications for nine hundred agents' desktops in just seven weeks and reduced average call times by approximately 40 seconds.   The results include improved customer service and a $1+ million per year operating cost reduction.  For more information about Cicero, please visit www.ciceroinc.com.

Cicero and Cicero Studio are trademarks of Cicero Inc. and/or its affiliates. Other company names and/or products are for identification purposes and are the property of, and may be trademarks of, their respective owners.

Safe Harbor: Except for any historical information contained herein, this news release may contain forward-looking statements on such matters as strategic direction, anticipated return on investment, business prospects, the development and capabilities of the Cicero product group, new products and similar matters.  Actual results may differ materially from the anticipated results or other expectations expressed in this release of a variety of factors, including risks that customers may not adopt the Cicero technology, which Cicero Inc. may not successfully execute its new strategic initiative and other risks and uncertainties that could cause actual results to differ materially from such statements.  For a description of other factors that could cause such a difference, please see Cicero Inc.’s filings with the Securities and Exchange Commission.

Contact:  Keith Anderson
kanderson@ciceroinc.com
919-380-5092